Exhibit 10.1

Description of Awards under Executive Bonus Plan and
Omnibus Incentive Plan for 2012

Markel Corporation (the “Company”) has an incentive compensation program for executive officers that generally consists of two elements-cash incentive compensation paid under the Executive Bonus Plan and restricted stock units issued under the Omnibus Incentive Plan. All executive officers (Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Thomas S. Gayner, Richard R. Whitt, III, Gerard Albanese, Jr., Britton L. Glisson, F. Michael Crowley and Anne G. Waleski) participate in the Executive Bonus Plan. All executive officers, except for Alan I. Kirshner, Anthony F. Markel and Steven A. Markel, participate in the Omnibus Incentive Plan.
Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals for 2012 relate to growth in book value and, in the case of Mr. Albanese, also include underwriting combined ratio and revenue growth. For all executive officers other than Mr. Crowley, the measurement period for the growth in book value goal is five years; for Mr. Crowley, it is four years.
The Compensation Committee of the Company's Board of Directors sets the amounts payable under each performance award. The employee receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards under the Executive Bonus Plan are payable in cash and under the Omnibus Incentive Plan, in restricted stock units. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of such period.
Growth in book value targets are similar to prior years, except that if compound annual growth in book value falls within the 6-10% range, there is a potential payout equal to 40% of base salary. If performance falls within that range, the Committee is expected to use discretion to determine whether the awards should be reduced. Underwriting-based targets are based on a grid measuring underwriting performance and revenue growth for the business operations for which the executive officer has direct responsibility, modified by the overall corporate combined ratio.